UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 31, 2016

MACKINAC FINANCIAL CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Michigan	0-20167	38-2062816
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(IRS Employer Identification No.)

130 South Cedar Street

Manistique, Michigan 49854

(Address of Principal Executive Offices)  (Zip Code)

(888) 343-8147

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01 Completion of Acquisition or Disposition of Assets.

On August 31, 2016, Mackinac Financial Corporation, a Michigan corporation (“Mackinac”), completed its previously announced acquisition (“Acquisition”) of Niagara Bancorporation, Inc. a Wisconsin corporation (“NBI”) and sole shareholder of the First National Bank of Niagara, a national banking association organized and existing under the laws of the United States (“Niagara Bank”), pursuant to a Stock Purchase Agreement dated May 24, 2016 by and among Mackinac, NBI and the shareholders of NBI (the “Purchase Agreement”).

As a result of the Acquisition, Niagara Bank was consolidated with and into mBank, a Michigan state-chartered bank and wholly-owned subsidiary of Mackinac (“mBank”), with mBank as the surviving entity (the “Bank Merger”).  The consideration for the Acquisition consisted of approximately $7.325 million in cash.

Prior to completion of the Acquisition, there were no material relationships among Mackinac or any of its affiliates and NBI or any of its affiliates, except those provided for in the Purchase Agreement.

Item 8.01 Other Events.

On August 31, 2016, Mackinac issued the press release attached as Exhibit 99.1 to this Form 8-K, which is herein incorporated by reference.  The information under this Item 8.01 and Exhibit 99.1 are furnished to, and not filed with, the Securities and Exchange Commission (the “SEC”).

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

The following exhibits are filed as part of this report:

No.	Description

99.1	Press Release dated August 31, 2016. This Exhibit is furnished to, and not filed with, the Commission.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MACKINAC FINANCIAL CORPORATION
(Registrant)

August 31, 2016	/s/ Jesse Deering
(Date)	Jesse Deering
Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

No.	Description

99.1	Press Release dated August 31, 2016. This Exhibit is furnished to, and not filed with, the Commission.